EXECUTION COPY

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT by and between Federal-Mogul Corporation, a Delaware corporation (the “Company”), and Jose Maria Alapont (the “Executive”), dated as of the 23rd day of March 2010 (this “Agreement”).  This Agreement as set forth herein constitutes an amendment and restatement of the Employment Agreement, dated as of the 2nd day of February, 2005,, as amended and restated as of December 31, 2008, between the Company’s predecessor, a Michigan corporation, and the Executive, and is intended to provide for the extension of the employment arrangement from March 24, 2010, through the close of business on March 23, 2013, unless sooner terminated as provided herein (the “Extended Term”).

WHEREAS, the Company desires to continue to employ the Executive to serve as President and Chief Executive Officer of the Company, and the Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth herein with such terms and conditions as are set forth herein applicable to the Extended Term.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agrees as follows:

1.          Employment Commitment.  The Company and the Executive hereby agree that during the Extended Term:

the Company and the Executive shall be bound by the terms of this Second Amended and Restated Employment Agreement.

2.          This Section is intentionally omitted.

3.          Employment Period.  The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to provide his services to the Company, upon the terms and subject to the conditions set forth in this Agreement.  The term of employment of the Executive by the Company pursuant to this Agreement (the “Employment Period”) shall end at the close of business on March 23, 2013, (a) unless Executive decides to retire on a date earlier than March 23, 2013 (in which case, Executive shall be entitled to receive all retirement benefits due under the KEY Plan as described in Section 4(c)(iv) hereof, Schedule 4(c)(iv) hereto and the KEY Plan without any deduction or reduction whatsoever except as expressly provided in Article II of the KEY Plan) or  is no longer employed by the Company on a date earlier than March 23, 2013, in which case it shall terminate on such earlier date or (b) unless extended by written agreement of the Company and the Executive, in which case it shall terminate pursuant to the terms of such other written agreement.

4.          Terms of Employment.

(a)         Position and Duties.  During Extended Term, the Company shall employ Executive as its President and Chief Executive Officer.  The Executive shall report to the Board of Directors of the Company (the “Board”).  During the Extended Term, the Executive agrees to continue to perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries; provided, however, the Executive may, with the prior approval of the Board, serve on up to two external corporate boards of directors.

(b)         Responsibilities.  The Executive shall have the responsibility for the management, operation and overall conduct of the business of the Company, subject to the supervision and direction of the Board. The Executive shall also perform such other duties (not inconsistent with the positions described in Section 4(a) above) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.

(c)         Compensation.  (i) Base Salary.  During the Extended Term, the Company shall pay to the Executive an annual base salary (“Annual Base Salary”) at the rate of $1,500,000 per annum, payable in accordance with the Company’s executive payroll policy.

(ii)           Bonus.  The Executive’s target bonus (“Target Bonus”) shall be $1,500,000 per annum and such bonus shall be payable solely in cash.  The actual bonus shall be determined by comparing the annual budget determined by the Board of Directors in consultation with the Executive with the actual results of operations.  In the event that the actual results are less than 80% of budget in the following category:  [to be determined by the Board of Directors], then no bonus is payable; in the event that actual results in such category equal or exceed 80% but are not in excess of 100%, the bonus shall be equal to the percentage attained multiplied by the Target Bonus.  In the event the results exceed 100%, then an accelerator will be applied up to a maximum of 200% of the Target Bonus.  The formula for determining the Executive’s bonus may be amended by agreement of the Executive and the Compensation Committee of the Board.  The Executive’s bonus, if any, shall be paid between January 1st and March 15th of the year following the year in which such bonus was earned.  The Executive shall be eligible to participate in such bonus programs as may be determined by the Board for all other senior level management but which take into account his position as President and Chief Executive Officer.  For the avoidance of doubt, each of the Company and the Executive agree that in no event shall Executive’s per annum bonus for each or any year during the Extended Term exceed $1,500,000, including under a Management Incentive Plan, MIP Uplift Plan, or any other Company bonus plans.  Nothing in this subsection (b)(ii) is intended to limit the value to Executive of bonuses (in whatever form, including  without limitation SARs or deferred cash) granted to him or earned by him in respect of periods ending prior to January 1, 2010.

(iii)          Stock Options.  Executive and the Company each agree that as of the date hereof, Executive holds options to purchase 4 million shares of Common Stock of the Company at a strike price of $19.50 per share and that all of such options have vested as of March 23, 2010, are fully exercisable in accordance with the terms of the Option as of such date, and the Option is subject to the terms of a Stock Option Agreement dated February 15, 2008 which is being restated as of the date hereof (the “Restated Option Agreement”).  In addition, Executive is the beneficiary of an Amended and Restated Deferred Compensation Agreement dated as of the 31st day of December, 2008, which is being amended and restated as of the date hereof.  If, on any date prior to December 27, 2014, Executive is no longer employed by the Company, the Option shall remain vested but the provisions of Section 4.2 (c) of the Restated Option Agreement shall govern the expiration date of the Option.

(iv)          Other Benefits.  During the Employment Period, the Executive shall be entitled to all other employment benefits including, but not limited to, vacations, participation in incentive, savings and retirement plans, welfare plans, reimbursement of all reasonable expenses incurred by him, office and support staff, and other fringe benefits, in accordance with the policies, practices and procedures of the Company in effect for other peer executives of the Company, in each case, taking into account the fact that Executive is the President and Chief Executive Officer of the Company; provided, however, that the Executive’s annual allowance shall be up to 6% of his Annual Base Salary, net of taxes.  Executive shall not receive in any calendar year an aggregate dollar amount under the benefit plans and fringe benefits described in this first paragraph of Section 4(c)(iv) greater than 125% of the aggregate 2009 dollar amount of such benefit plans and fringe benefits, as disclosed in the Company’s proxy statement and computed on a basis consistent with the 2008 amount.

Prior to the commencement of the Extended Term, Executive has received four years of service credit (to a maximum of 20 years of service credit) toward his retirement benefits under the Company’s key executive non-qualified defined benefit plan (the “KEY Plan”) for each year he has been employed by the Company prior to the Extended Term.

For the avoidance of doubt, the Company and the Executive acknowledge and agree that (A) the Executive has fully qualified for 20 years of service credit as of March 23, 2010,  (B) the Executive’s interest in his “Accrued Benefit” (as such term is defined in the KEY Plan) will therefore become 100% vested as a result of the Executive having completed 20 “Years of Service” (as such term is defined in the KEY Plan) as of March 23, 2010, and (C) the Executive may thereafter retire from the Company and receive benefits under the KEY Plan at any time during the Extended Term or upon expiration of the Extended Term.

The benefit formula of the KEY Plan is intended to provide the Executive with a total pension benefit (inclusive of benefits under other Company plans and from predecessor employers) at age 62, assuming 20 years of credited service, equal to 50% of his average annual compensation (i.e. base salary and bonus) during the three consecutive years in which he has earned the highest compensation in his last five years of service with the Company, or his total period of employment with the Company, if shorter.  Notwithstanding the foregoing sentence or any other term contained in the KEY Plan, the Company acknowledges and agrees that the Executive shall be entitled upon retirement at any time during the Extended Term or upon expiration of the Extended Term under the Key Plan to receive retirement benefits under the KEY Plan equal to the retirement benefits to which he would have been entitled pursuant to and/or as described in the Amended and Restated Employment Agreement dated December 31, 2008 and the KEY Plan except that for purposes of determining “Final Average Compensation” (as such term is defined in the KEY Plan) the period for determining the three consecutive years in which the Executive earned the highest compensation shall commence on the Effective Date (as such term was defined in the Amended and Restated Employment Agreement dated December 31, 2008) of his employment with the Company and shall terminate on March 23, 2010.

The Company and the Executive acknowledge and agree that Schedule 4(c)(iv) attached to this Second Amended and Restated Employment Agreement fully and accurately sets forth the retirement benefits the Executive will receive under the Key Plan if he retires prior to or upon attaining the age of 62. The Company and the Executive further acknowledge and agree that Schedule 4(c)(iv) does not set forth the amounts of the deductions from the KEY Plan retirement benefits to be calculated pursuant to and in accordance with Section 2.1.2 of the KEY Plan that result from other retirement benefits to which the Executive is entitled from other Company defined benefit plans and from Predecessor Employer Plans (as such term is defined in the KEY Plan). For the avoidance of doubt, subject to the provisions of the next paragraph, the Company acknowledges and agrees that it shall pay to the Executive the amount of the retirement benefits set forth in Schedule 4(c)(iv) hereto upon his retirement at the times provided in the KEY Plan.  For the avoidance of doubt, references in the KEY Plan to (A) the “Employment Agreement” are references to the Employment Agreement dated as of the 2nd day of February 2005 between the Executive and the Company and are not, and shall not be deemed or otherwise construed as, references to this Second Amended and Restated Employment Agreement, and (B) “the five (5) year term of the Employment Agreement” are references to the five year period ending at the close of business on March 23, 2010 and are not, and shall not be deemed or otherwise construed as, references to the Extended Term.

Notwithstanding the immediately preceding paragraph, in all events, retirement benefits which the Executive receives from other Company defined benefit retirement plans and Predecessor Employer Plans (as such term is defined in the KEY Plan) will as set forth in Section 2.1.2 of the KEY Plan be deducted from the retirement benefits which he receives under the KEY Plan.  The Executive  represents and warrants that he is not now and will not become entitled to receive any retirement benefits under the qualified and non-qualified defined benefit pension plans or retirement agreements of any of his predecessor employers, including those identified on Schedule A to the Key Plan, a copy of which is attached hereto, and that he will provide to the Company at its request the means, reasonably satisfactory to the Company, of verifying such representation and warranty with respect to such predecessor employers.

(d)         Location, Residence and Travel.  The Executive shall perform the services required under this Agreement in the Detroit, Michigan metropolitan area, subject to travel requirements consistent with his position, unless otherwise approved by the Board.  and shall maintain such residency throughout the Extended Term.

5.          Termination of Employment.

(a)         Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive's death during the Extended Term.  If the Company determines in good faith that the Disability of the Executive has occurred during the Extended Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of termination of the Executive’s employment, in which event, the Executive’s employment with the Company shall terminate effective on the 10th day after receipt of such notice by the Executive (the “Disability Effective Date”).  For purposes of this Agreement; “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness, or such longer period of time that is determined to be permissible by the Board.

(b)         Cause.  The Company may terminate the Executive’s employment during the Extended Term for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)            Executive’s conviction of, plea of guilty to, or plea of nolo contendere to any felony,

(ii)           Executive’s conviction of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude,

(iii)          Executive’s intentional violation of the Company's integrity policy,

(iv)          Executive’s breach of this Agreement, or

(v)           Executive’s intentional neglect of a request by a majority of the Board, which results in material corporate damage.

If Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

Prior to any such termination under clauses 4 or 5 above, the Board of Directors must make a written demand on Executive (“Cause Notice”) stating that the Board believes that Executive’s performance fails to meet the requirements of this Agreement and specifics thereof. The Executive shall have 10 days after the Cause Notice is given to cure such failure.  If the Executive so effects a cure, the Cause Notice shall be deemed rescinded and of no force or effect.

(c)         No Cause.  Subject to the obligations of the Company set forth in Section 6(a), the Company may in its sole and absolute discretion, at any time, without Cause, terminate the employment of the Executive by sending notice thereof to the Executive.

(d)         Good Reason.  The Executive may terminate his employment for Good Reason if (1) the Executive has given the Company a Notice of Termination for Good Reason (as defined below) in accordance with Section 12(b) of this Agreement within 90 days of the initial existence of the condition, event or circumstance that constitutes Good Reason and (2) the Company has not cured such failures within 30 days of receipt of the Notice of Termination for Good Reason.    For purposes of this Agreement, a “Notice of Termination for Good Reason” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason or any other fact or circumstance shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.  For purposes of this Agreement, “Good Reason” shall mean:

(i)            any failure by the Company (x) to comply with any of the provisions of Section 4(c) of this Agreement or (y) the failure of the reorganized Company to grant the Options described in Section 4(c)(iii) of this Agreement, unless the Company provides the Executive with equivalent benefits; or,

(ii)           a material alteration or change to Executive’s duties that results in a diminution of the Executive’s position as President and Chief Executive Officer.

(e)         Notice of Termination.  Any termination by the Company with or without Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section l2(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or any other fact or circumstance shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder or in defending any claim by any person.

(f)          The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 5(b) above.

6.           Obligations of the Company on Termination.

(a)         Termination by Executive for Good Reason or by the Company Without Cause.  If, during the Extended Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code (a “Separation from Service”) by reason of (i) the Company‘s termination of the Executive’s employment without Cause or (ii) the Executive’s resignation from employment for Good Reason, as compensation for services rendered to the Company and in consideration of the covenants set forth in Sections 7 and 9 hereof, the Company shall pay to the Executive the aggregate of the following amounts:

(i)            in a lump sum in cash (1) during the seventh month following the date of Separation from Service (the date of Separation from Service is referred to herein as the “Date of Termination”), the sum of the Executive’s Annual Base Salary through the  Date of Termination to the extent not theretofore paid, and any accrued and banked vacation pay, and (2) during the seventh month following the Date of Termination, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) or, if payment would commence later, as otherwise provided under the applicable plan, program, policy, practice, contract or agreement (the sum or the amounts described in clauses (1), and (2) shall be hereinafter referred to as the “Accrued Obligations”);

(ii)           in a lump sum in cash during the seventh month following the Date of Termination, an amount equal to twice the sum of the Annual Base Salary and the Target Bonus; and

(iii)          in a lump sum in cash during the seventh month following the Date of Termination, or as otherwise provided under the applicable plan, program, policy or practice or contract or agreement, the Company shall timely pay or provide to the Executive any other amounts or benefits, including retirement benefits, required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, in the event of the Executive’s death prior to the payment of  any amounts pursuant to this Section 6(a), the Executive’s beneficiaries shall receive such amounts in a lump sum in cash as soon as practicable after the Executive’s death but no later than 90 days thereafter.

(b)         Death or Disability.  If the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Extended Term, the Executive, Executive’s estate and/or beneficiaries, whichever is applicable, shall be entitled to receive, (x) all the benefits due under the KEY Plan set forth in Section 4(c)(iv) above, and (y) all other benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death or disability (whichever is applicable) benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, Executive’s estate and/or the Executive's beneficiaries, as in effect on the date of the Executive’s death or Disability with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.  The benefits to be paid pursuant to clause (x) of the preceding sentence shall be paid in accordance with the terms of the KEY Plan and the benefits to be paid pursuant to clause (y) of the preceding sentence shall be paid within 90 days after the Date of Termination in the case of a Separation from Service by reason of the Executive’s death and during the seventh month following the Date of Termination in the case of a Separation from Service by reason of the Executive’s Disability; provided, however, in the event of the Executive’s death prior to the payment of any amounts following the Executive’s Separation from Service by reason of the Executive’s Disability, the Executive’s beneficiaries shall receive such amounts in a lump sum in cash as soon as practicable after the Executive’s death but no later than 90 days thereafter.

(c)         Cause; Other than for Good Reason.  If the Executive incurs a Separation from Service by reason of (i) the Company’s termination of Executive’s employment for Cause during the Extended Term or (ii) the Executive’s resignation during the Extended Term other than for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations in accordance with the payment provisions of Section 6(a)(i) above and (ii) the Other Benefits in accordance with the payment provisions of Section 6(a)(iii) above.

(d)         Exclusivity.  Payments made and benefits provided to the Executive pursuant to this Section 6 shall be in lieu of any amount of severance payment or any other payment or obligation that would otherwise be paid and any severance benefits or other benefits or amounts that would otherwise be provided to the Executive upon termination of employment under any other employment or severance agreement, plan, policy or arrangement of the Company or its affiliates or otherwise.  The Company’s obligations of payment pursuant to Section 6(a) through 6(c) above are conditioned upon the receipt by the Company of, and the Company shall have no obligation to make such payments until it has received, a full and complete release of the Company, its affiliates and their respective members, officers, directors, managers and equity holders from all matters, facts and things from the beginning of time until the date of such release, all in a form satisfactory to the Company, other than those rights of the Executive expressly set forth to survive such termination or set forth in Section 6 and his rights in respect of the Options as expressly set forth herein (the “Employee Release”).  The Executive shall be required to execute the Employee Release and return to the Company within thirty (30) days following the Date of Termination or forfeit the Executive’s right to benefits under Section 6.

(e)         Notwithstanding Section 6(d) above, the Executive shall be entitled to receive any amounts due, if applicable, under the Change in Control Employment Agreement being executed simultaneously herewith by the Executive and the Company; provided, however, any payments and benefits provided to the Executive under this Agreement shall be offset, applied to and credited against any payments and benefits due under such Change in Control Employment Agreement.

(f)          In the event that the Extended Term shall expire in accordance with the terms hereof and Executive incurs a Separation from Service or in the event that the Executive retires and incurs a Separation from Service at any time during the Extended Term or upon expiration of the Extended Term, the Executive shall be entitled to payment of Accrued Obligations in accordance with the payment provisions of Section 6(a)(i) above and any applicable Other Benefits in accordance with the payment provisions of Section 6(a)(iii)above.

(g)         For the avoidance of doubt, since the Executive has fully qualified for 20 years of service credit as of March 23, 2010 under the KEY Plan, upon the occurrence thereafter of any event described in Section 6(a), 6(c) or 6(f), the Company acknowledges and agrees that the Executive shall be entitled to receive all retirement benefits due under the KEY Plan as described in Section 4(c)(iv) above, Schedule 4(c)(iv) hereto and the KEY Plan without any deduction or reduction whatsoever except as expressly provided in Article II of the KEY Plan.

7.           Non-Competition; Non-Solicitation.

(a)         The Executive acknowledges that in the course of his employment with the Company he has and will continue to become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its subsidiaries, affiliates and clients and that his services have been and will be of special, unique and extraordinary value to the Company.

(b)         The Executive agrees that, for so long as he is employed by the Company and for a period of two years after the Date of Termination of his employment with the Company (the “Noncompetition Period”) he shall not, without the express consent of the Board, in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or the employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business in direct competition with the Company or any of its subsidiaries or affiliates as of the Date of Termination in any geographic area in which the Company or any of its subsidiaries or affiliates is then conducting such business.

(c)         Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company, or (ii) a passive owner of not more than two percent of the outstanding publicly-traded common stock of any corporation so long as the Executive has no active participation in the business of such corporation.

(d)         If, at any time of enforcement of this Section 7, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e)         The Executive acknowledges that the Company would be damaged irreparably in the event that any provision of this Section 7 or Section 9 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Executive agrees that the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Michigan in any action by the Company to obtain injunctive or other relief contemplated by this Section 7.

8.           No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

9.           Confidential Information.

(a)         The Executive shall hold in confidence, for use only for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, its officers, directors, agents and stockholders, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During the Extended Term and after termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)         All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during the period that Executive has been and will be employed by the  Company, whether or not patentable and whether or not on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company.  Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

10.         Representations and Warranties.

(a)         The Executive represents and warrants to the Company that: (x) the execution, delivery and performance of this Agreement by the Executive, (y) the activities and duties conducted by the Executive in connection with his employment hereunder, and (z) any other action or activity of the Executive whether hereunder, on behalf of Employer or its affiliates or otherwise, in the case of (x), (y) and (z), whether occurring prior to, on or after the date of this Agreement, have not and will not result in or constitute a breach of or conflict with, any term, covenant or provision of any commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which the Executive is or has been a party, or result in or constitute a breach or violation of any fiduciary or other duty or obligation applicable to the Executive including, without limitation any duties owed by the Executive to the his present or former employers and/or its stockholders or affiliated entities, or result in any liability, duty or obligation of the Company or its affiliates with respect to, arising out of, relating to or based on any of the matters referred to above.

(b)         The Company represents and warrants to the Executive that: (x) the execution, delivery and performance of this Agreement by the Company, (y) the activities and duties conducted by the Company in connection with this Agreement, and (z) any other action or activity of the Company whether hereunder, on behalf of Executive or otherwise, in the case of (x), (y) and (z), whether occurring prior to, on or after the date of this Agreement, have not and will not result in or constitute a breach of or conflict with, any term, covenant or provision of any commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which the Company is or has been a party, or result in or constitute a breach or violation of any fiduciary or other duty or obligation applicable to the Company including, without limitation, any duties owed by the Company to its stockholders or affiliated entities, or result in any liability, duty or obligation of the Executive with respect to, arising out of, relating to or based on any of the matters referred to above.

11.         Successors.

(a)         This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12.         Miscellaneous.

(a)         This Agreement constitutes the whole agreement between the parties and any oral or other agreement not incorporated herein is void and of no force and effect.  The Executive has had an opportunity to have counsel of his choice review this Agreement and has read this Agreement and understands its terms.  The Executive has not relied upon the advice of the Company or counsel to the Company as to laws that may apply to this Agreement or the financial implications to the Executive.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by nationally recognized overnight courier, addressed as follows:

If to the Executive:
Jose Maria Alapont
1772 Heron Ridge Drive
Bloomfield Hills, MI 48302

If to the Company:	Attention: General Counsel
Federal-Mogul Corporation
26555 Northwestern Highway
Southfield, MI 48033

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)         The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)         The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Any such waiver shall be effective only in writing signed by the party to be bound.

13.         Section 409A of the Code.

(a)         This Agreement and all other agreements referred to herein or contemplated hereby in connection with the Executive’s employment are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

(b)         Notwithstanding any other provision of this Agreement or any other agreements referred to herein or contemplated hereby in connection with the Executive’s employment, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the "deferral of compensation" within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)            If the Executive is a "Specified Employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Date of Termination, then no such payment shall be made or commence during the period beginning on the Date of Termination and ending on the date that is six months following the Date of Termination or, if earlier, on the date of the Executive's death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Section 409A of the Code.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first business day following the date that is six months following the Date of Termination or, if earlier, the date of the Executive's death.

(ii)           Payments with respect to reimbursements or payments of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement or payment, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code, and the Executive’s right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.  If the Executive is a 'Specified Employee' under Code Section 409A, the full cost of any continuation or provision of employee benefit plans or programs following the Date of Termination (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Code Section 409A) shall be paid by the Executive until the earlier to occur of the Executive's death or the date that is six months and one day following the Executive's Date of Termination, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive's death or the date that is six months and one day following the Executive's Date of Termination. In addition, if the Executive is a 'Specified Employee' under Code Section 409A on the Executive's Date of Termination, any payment or reimbursement of Executive's expenses, or in-kind benefits provided, that constitutes a 'deferral of compensation' within the meaning of Section 409A(d)(1) of the Code, shall not be paid or provided, as applicable, until the earlier to occur of the Executive's death or the date that is six months and one day following the Executive's Date of Termination.

(c)         The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement or any other agreements referred to herein or contemplated hereby in connection with the Executive's employment,  including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the 'deferral of compensation' within the meaning of Section 409A(d)(1) of the Code, may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

FEDERAL-MOGUL CORPORATION

By:	/s/ Vincent J. Intrieri
Name: Vincent J. Intrieri
Title: Chairman, Compensation Committee

EXECUTIVE

/s/ José Maria Alapont